Exhibit 99

Contacts:	Ivan R. Sabel	(301) 986-0701
	George E. McHenry	(301) 986-0701
	Hai V. Tran	(301) 986-0701
News Release
HANGER ORTHOPEDIC GROUP, INC. ANNOUNCES AN 11% SALES INCREASE AND A 35%
INCREASE IN EPS TO $0.23 FOR THE QUARTER ENDED DECEMBER 31, 2007,
COMPARED TO $0.17 IN THE PRIOR YEAR.
     BETHESDA, MARYLAND, February 11, 2008 — Hanger Orthopedic Group, Inc. (NYSE:HGR) reported net sales of $170.8 million for the quarter ended December 31, 2007, an 11.0% increase from $153.9 million in the prior year’s comparable quarter. Net income for the quarter was $6.6 million, or $0.23 per diluted share, a 35% increase compared to $4.5 million, or $0.17 per share, in 2006. In 2007, for the full year, revenue increased 6.4% to $637.4 million compared to $598.8 million in the prior year. Net income for the year was $17.6 million, or $0.64 per diluted share, a 31% increase compared to pro-forma net income of $14.5 million, or $0.49 per share, in the prior year. The pro-forma results for the year ended December 31, 2006, exclude the $17.0 million cost of extinguishment of debt incurred in connection with the refinancing and assumes that the new capital structure was in place on January 1, 2006.
     Net sales for the quarter ended December 31, 2007 increased by $16.9 million, or 11.0%, to $170.8 million from $153.9 million in the prior year’s comparable quarter. The sales growth was principally the result of an $11.2 million, or 8.0%, increase in same-center sales in our patient care business, a $2.7 million, or 21.1%, increase in sales of our distribution business and $3.0 million from acquisitions. Cost of goods sold in the fourth quarter of 2007 decreased by $1.8 million to $76.5 million, or 44.8% of net sales, compared to $78.3 million, or 50.9% of net sales, in the prior year. The decrease was principally due to labor efficiencies, the impact of the Medicare rate increase and adjustments related to our annual physical inventory.
     Income from operations of $19.2 million in the fourth quarter of 2007 was $0.8 million higher than that of the same period in the prior year principally due to higher sales. Selling, general and administrative expenses increased by $17.1 million due to a $9.4 million increase in incentive and variable compensation costs as a result of our improved performance and collections and a $3.7 million increase in salary expense due to the impact of annual merit increases, increased commissions and health care costs. The balance of the increase was due to a $2.0 million investment in our growth initiatives, $0.8 million in bad debts due to the sales increase and $1.2 million in travel and other costs.
     Net income applicable to common stock for the fourth quarter of 2007 was $6.6 million, or $0.23 per diluted share, compared to $4.5 million, or $0.17 per diluted share in the prior year.
     Net sales for the year ended December 31, 2007 increased by $38.6 million, or 6.4%, to $637.4 million from $598.8 million in the prior year. The sales growth was principally the result of a $27.2 million, or 5.0%, increase in same-center sales in our patient care business, a $5.1 million, or 9.3%, increase in sales of the Company’s distribution segment, $5.9 million from acquisitions and $1.1 million in other sales, offset by a $0.7 million decrease as a result of closed patient care centers. Cost of goods sold for the year increased by $7.9 million to $308.0 million, or 48.3% of net sales, compared to $300.1 million, or 50.1% of net sales, in the prior year. The increase was principally due to costs related to the increased sales volume which was offset by labor efficiencies, the impact of the Medicare rate increase and adjustments related to our annual physical inventory.
     Income from operations increased by $5.5 million for the year ended December 31, 2007, to $68.0 million from $62.4 million in the same period of the prior year due principally to the sales increase, offset by an increase in selling, general and administrative expenses. Selling, general and administrative expenses increased by $24.0 million due to a $8.4 million increase in incentive and variable compensation costs as a result of our improved performance and collections and a $8.1 million increase in salary due to the impact of annual merit increases, increased commissions and health care costs. The balance of the increase was due to a $4.3 million investment in our growth initiatives, $1.4 million in rent and $2.2 million in travel and other costs, offset by a $0.4 million decrease in bad debt expense due to improved collections.
     Net income for the year ended December 31, 2007, was $17.6 million, or $0.64 per diluted share, compared to the prior year’s pro-forma net income applicable to common stock of $14.5 million, or $0.49 per diluted share. The pro-forma results for the year ended December 31, 2006, exclude the $17.0 million cost of extinguishment of debt incurred in connection with the refinancing and assumes that the new capital structure was in place on January 1, 2006. Including the costs of the refinancing, the net loss applicable to common stock was $4.1 million, or $0.18 per diluted share, for the year ended December 31, 2006.

     In the fourth quarter of 2007, cash flow from operations, improved by $5.5 million to $21.4 million, compared to $15.9 million in the prior year. Cash flow from operations for the year ended December 31, 2007, improved by $22.3 million to $51.7 million, compared to the prior year’s pro-forma of $29.4 million, excluding the cost of the refinancing. The increase was due to improved earnings and a reduction in working capital. Including the effect of the refinancing, cash flow from operations for the year ended December 31, 2006, was $24.0 million.
     “Fiscal 2007 was a year of solid progress and the fourth quarter marks our eighth consecutive quarter of meeting or beating consensus estimates,” commented Ivan R. Sabel, Chairman and Chief Executive Officer of Hanger Orthopedic Group. Mr. Sabel added, “Our patient care centers reported same center sales growth of 5.0%, their best performance since 2001, and our distribution business was able to generate over 9.0% sales growth in 2007 after reporting over 22% growth in 2006. These efforts resulted in earnings per share growth of 35% for the quarter and 31% for the year and allowed us to finish the year with over $34 million in cash on the Balance Sheet. Our performance in 2007 proved that our focused growth strategies have helped us build a solid foundation for future growth.”
     Hanger Orthopedic Group, Inc., headquartered in Bethesda, Maryland, is the world’s premier provider of orthotic and prosthetic patient care services. Hanger is the market leader in the United States, owning and operating 636 patient care centers in 46 states including the District of Columbia, with over 3,500 employees including 1,060 practitioners (as of 12/31/07). Hanger is organized into four units. The two key operating units are patient care which consists of nationwide orthotic and prosthetic practice centers and distribution which consists of distribution centers managing the supply chain of orthotic and prosthetic componentry to Hanger and third party patient care centers. The third is Linkia which is the first and leading provider network management company for the orthotics and prosthetics industry. The fourth unit, Innovative Neurotronics, introduces emerging neuromuscular technologies developed through independent research in a collaborative effort with industry suppliers worldwide. For more information on Innovative Neurotronics, Inc. or the WalkAide, visit http://www.ininc.us. For more information on Hanger, visit http://www.hanger.com.

     This document contains forward-looking statements relating to the Company’s results of operations. The United States Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. Statements relating to future results of operations in this document reflect the current views of management. However, various risks, uncertainties and contingencies could cause actual results or performance to differ materially from those expressed in, or implied by, these statements, including the Company’s ability to enter into and derive benefits from managed care contracts, the demand for the Company’s orthotic and prosthetic services and products and the other factors identified in the Company’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934. The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

-tables to follow-

Hanger Orthopedic Group, Inc.
(Dollars in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended		Year Ended
Income Statement:	December 31,		December 31,
	2007	2006	2007	2006
Net sales	$170,790	$153,918	$637,350	$598,766
Cost of goods sold (exclusive of depreciation and	76,496	78,275	307,952	300,065
amortization)
Selling, general and administrative	70,797	53,646	245,542	221,592
Depreciation and amortization	4,307	3,593	15,876	14,670

Income from operations	19,190	18,404	67,980	62,439
Interest expense, net	9,204	9,377	36,987	38,643
Extinguishment of debt	—	—	—	16,953

Income before taxes	9,986	9,027	30,993	6,843
Provision for income taxes	3,004	4,156	11,726	3,409

Net income	6,982	4,871	19,267	3,434
Less preferred stock dividends declared and				2,751
accretion-7% Redeemable Preferred Stock	—	—
Less preferred stock dividends declared and accretion-Series A 3.33% Convertible Preferred Stock	416	416	1,665	999
Less beneficial conversion feature accretion-Series A Convertible Preferred Stock	—	—		3,768

Net income (loss) applicable to common stock	$6,566	$4,455	$17,602	$(4,084)

Basic Per Share Data:
Net income (loss)	$0.29	$0.20	$0.78	$(0.19)

Shares used to compute basic per common share amounts	22,704,389	22,110,509	22,475,513	21,981,026

Diluted Per Share Data:
Net income (loss)	$0.23	$0.17	$0.64	$(0.19)

Shares used to compute diluted per common share amounts	30,721,859	29,385,044	30,257,021	22,676,968

Cash Flow Data:
Cash flow from operations	$21,438	$15,928	$51,687	$24,037
Capital expenditures	6,720	4,916	20,129	12,827
Increase in cash	11,081	9,205	11,299	15,218

Balance Sheet Data:	December 31, 2007	December 31, 2006
Cash balance	$34,438	$23,139
DSO’s	56	61
Working Capital	$165,794	$157,231
Total Debt	$410,892	$410,624
Shareholders’ Equity	$190,538	$167,677

	Three Months Ended		Year Ended
Income Statement as a % of Net Sales:	December 31,		December 31,
	2007	2006	2007	2006

Net sales	100.0%	100.0%	100.0%	100.0%
Cost of goods sold (exclusive of	44.8%	50.9%	48.3%	50.1%
depreciation and amortization)
Selling, general and administrative	41.5%	34.9%	38.5%	37.0%
Depreciation and amortization	2.5%	2.3%	2.5%	2.5%

Income from operations	11.2%	11.9%	10.7%	10.4%
Interest expense, net	5.4%	6.1%	5.8%	6.5%
Extinguishment of debt	—	—	0.0%	2.8%

Income before taxes	5.8%	5.8%	4.9%	1.1%
Provision for income taxes	1.8%	2.7%	1.8%	0.6%

Net income	4.0%	3.1%	3.1%	0.5%

Hanger Orthopedic Group, Inc.
(Dollars in thousands, except share and per share amounts)
(unaudited)
Set forth below is a reconciliation of the non-GAAP pro-forma results of operations and the historical GAAP results of operations as well as the non-GAAP pro-forma cash flow from operations and the historical GAAP cash flow from operations. The Company believes the presentation of the pro-forma results, adjusted for the effects of the recent refinancing, is more reflective of the Company’s current core operating results and provides investors with additional useful information to measure the Company’s on-going performance.

Year Ended
December 31, 2006
Income from operations, GAAP basis	$62,439
Interest expense, net (2)	38,040

Income before taxes, pro-forma	24,399
Provision for income taxes, pro-forma	9,901

Net income, pro-forma	14,498

Earnings per share, pro-forma	$0.49

Shares used to compute diluted per common share amounts, for GAAP basis	21,981,026
Effects of dilutive options and restricted stock	695,942
Effects of conversion of Redeemable preferred	6,613,757

Shares used to compute diluted per common share amounts	29,290,725

Year Ended
December 31, 2006
Cash flow from operations, GAAP basis	$24,037
Premium paid on extinguishment of debt (2)	11,866
Tax (cost) of debt extinguishment	(6,558)

Cash flow from operations, pro-forma	$29,345

(2)	Assumes debt refinancing occurred effective January 1, 2006.

Hanger Orthopedic Group, Inc.

	Three Months Ended		Year Ended
Statistical Data:	December 31,		December 31,
	2007	2006	2007	2006
Patient-care centers	636	618	636	618
Number of Practitioners	1,060	1,034	1,060	1,034
Number of states (including D.C.)	46	46	46	46
Payor mix:
Private pay and other	61.1%	59.7%	59.7%	58.9%
Medicare	27.9%	29.8%	29.2%	30.5%
Medicaid	5.8%	5.8%	6.1%	6.2%
VA	5.2%	4.7%	5.0%	4.4%
Percentage of net sales from:
Patient-care services	89.4%	91.4%	89.7%	90.7%
Distribution	10.6%	8.6%	10.3%	9.3%